EXHIBIT 10.1
EXECUTION VERSION

AMENDMENT NO. 4 TO THE CREDIT AGREEMENT
AMENDMENT NO. 4 TO THE CREDIT AGREEMENT, dated as of June 10, 2016 (this “Amendment”), by and among CENVEO CORPORATION, a Delaware corporation (the “Borrower”), each of the LENDERS party hereto, the ISSUING BANK and each of the other LOAN PARTIES party hereto, and acknowledged by BANK OF AMERICA, N.A., as administrative agent (in such capacity, the “Administrative Agent”) under the Credit Agreement (as defined below).
WHEREAS, reference is hereby made to the Credit Agreement, dated as of April 16, 2013, as amended by Amendment No. 1 to the Credit Agreement, dated as of December 11, 2013, as further amended by Amendment No. 2 to the Credit Agreement, dated as of June 10, 2014, as further amended by Amendment No. 3 to the Credit Agreement, dated as of January 30, 2015, and as further amended by that certain Increasing Lender Agreement, dated February 4, 2015 (as so amended, the “Existing Agreement”; as the Existing Agreement is amended by this Amendment, and as it may be further amended, amended and restated, supplemented or otherwise modified from time to time in accordance with the terms thereof, the “Credit Agreement”), among Cenveo, Inc., the Borrower, the Administrative Agent, the Issuing Bank, the Swingline Lender, the other agents party thereto and each Lender from time to time party thereto; and
WHEREAS, pursuant to Section 11.01 of the Existing Agreement, the Borrower desires to amend the Existing Agreement to (i) reduce the aggregate amount of the Lenders’ Revolving Commitments to $190,000,000, (ii) extend the Maturity Date and (iii) make certain other modifications set forth herein, and the Lenders and the Issuing Bank have agreed to such amendments on the terms and conditions set forth herein.

NOW, THEREFORE, in consideration of the premises and agreements, provisions and covenants herein contained, the parties hereto agree as follows:
Section 1.Defined Terms; References. Unless otherwise specifically defined herein, each term used herein (including, without limitation, in the preamble and recitals hereto) which is defined in the Credit Agreement has the meaning assigned to such term in the Credit Agreement. Each reference to “this Agreement”, “hereof”, “hereunder”, “herein” and “hereby” and each other similar reference to the Existing Agreement contained in the Existing Agreement shall, after this Amendment becomes effective, refer to the Credit Agreement. Each reference to “the Credit Agreement”, “thereof”, “thereunder”, “therein” and “thereby” and each other similar reference to the Existing Agreement contained in the other Loan Documents shall, after this Amendment becomes effective, refer to the Credit Agreement. This Amendment is a “Loan Document” as defined under the Credit Agreement.
Section 2.Amendments to Existing Agreement. The Existing Agreement is, effective as of the Amendment No. 4 Effective Date (as defined below), hereby amended pursuant to Section 11.01 of the Existing Agreement as follows:
(a)New Definitions. The following new definitions are hereby added to Section 1.01 of the Existing Agreement in the appropriate alphabetical order:
“2016 Intercreditor Agreement” means that certain Intercreditor Agreement, dated as of June 10, 2016, among the Borrower, Holdings, the other Guarantors, Bank of America, N.A., as the “Senior Priority Collateral Agent” (as defined therein), and The Bank of New York Mellon, as collateral agent for the 2016 Secured Note Purchasers, as the same may be amended, amended and restated, supplemented or otherwise modified from time to time.

“2016 Notes” means, collectively, the 2016 Secured Notes and the 2016 Unsecured Notes.
“2016 Secured Note Purchase Agreement” means the Indenture and Note Purchase Agreement, dated as of June 10, 2016, among the Borrower, Holdings, the other guarantors party thereto, the 2016 Secured Note Purchasers and The Bank of New York Mellon, as trustee, which provides for the issuance of the 2016 Secured Notes.
“2016 Secured Notes” means the 4% Senior Secured Notes due December 2021 issued by the Borrower to the 2016 Secured Note Purchasers pursuant to the 2016 Secured Note Purchase Agreement.
“2016 Secured Note Purchasers” means Allianz Global Investors U.S. LLC, a Delaware limited liability company, and the other purchasers from time to time of the 2016 Secured Notes under the 2016 Secured Note Purchase Agreement, together with their successors and assigns.
“2016 Unsecured Indenture” means the Indenture, dated as of June 10, 2016, among the Borrower, the guarantors party thereto and The Bank of New York Mellon, in its capacities as trustee and as collateral agent, which provides for the issuance of the 2016 Unsecured Notes.
“2016 Unsecured Notes” means the 6.000% Senior Notes due May 2024 issued by the Borrower pursuant to the 2016 Unsecured Indenture.
“Amendment No. 4” means Amendment No. 4 to the Credit Agreement, dated as of June 10, 2016, by and among the Borrower, the Lenders party thereto, the Issuing Bank and the other Loan Parties party thereto, and acknowledged by the Administrative Agent.
“Amendment No. 4 Effective Date” means June 10, 2016.
“Bail-In Action” means the exercise of any Write-Down and Conversion Powers by the applicable EEA Resolution Authority in respect of any liability of an EEA Financial Institution.
“Bail-In Legislation” means, with respect to any EEA Member Country implementing Article 55 of Directive 2014/59/EU of the European Parliament and of the Council of the European Union, the implementing law for such EEA Member Country from time to time which is described in the EU Bail-In Legislation Schedule.
“EEA Financial Institution” means (a) any credit institution or investment firm established in any EEA Member Country which is subject to the supervision of an EEA Resolution Authority, (b) any entity established in an EEA Member Country which is a parent of an institution described in clause (a) of this definition, or (c) any financial institution established in an EEA Member Country which is a subsidiary of an institution described in clauses (a) or (b) of this definition and is subject to consolidated supervision with its parent.
“EEA Member Country” means any of the member states of the European Union, Iceland, Liechtenstein, and Norway.
“EEA Resolution Authority” means any public administrative authority or any person entrusted with public administrative authority of any EEA Member Country (including any delegee) having responsibility for the resolution of any EEA Financial Institution.

“EU Bail-In Legislation Schedule” means the EU Bail-In Legislation Schedule published by the Loan Market Association (or any successor person), as in effect from time to time.
“Senior Notes Stub Reserve” means on each day during the period beginning on February 13, 2017 and ending upon the repayment of the Senior Notes, a reserve equal to the aggregate principal amount then outstanding under the Senior Notes on such day.

“Write-Down and Conversion Powers” means, with respect to any EEA Resolution Authority, the write-down and conversion powers of such EEA Resolution Authority from time to time under the Bail-In Legislation for the applicable EEA Member Country, which write-down and conversion powers are described in the EU Bail-In Legislation Schedule.
(b)Existing Definitions.
(i)The definition of “Applicable Margin” in Section 1.01 of the Existing Agreement is hereby amended and restated in its entirety to read as follows:
““Applicable Margin” means, with respect to any Type of Revolving Loan, (x) from and after the Amendment No. 4 Effective Date and prior to June 10, 2017, the per annum margin set forth below for Level III, and (y) prior to the Amendment No. 4 Effective Date and from and after June 10, 2017, the per annum margin set forth below, as determined by the Average Availability as of the most recent Adjustment Date:

Level	Average Availability (percentage of Aggregate Commitments)	Base Rate Loans	Eurodollar Rate Loans
I	≥ 66%	1.00%	2.00%
II	≥ 33% but < 66%	1.25%	2.25%
III	< 33%	1.50%	2.50%

Subject to clause (x) above, the Applicable Margin shall be subject to increase or decrease on the first Business Day of each fiscal quarter based on Average Availability, and each such increase or decrease in the Applicable Margin shall be effective on the Adjustment Date occurring immediately after the last day of the fiscal quarter most recently ended. If the Borrower fails to deliver any Borrowing Base Certificate on or before the date required for delivery thereof, then, at the option of the Required Lenders, the Applicable Margin shall be determined as if Level III were applicable, from the first day of the calendar month following the date such Borrowing Base Certificate was required to be delivered until the date of delivery of such Borrowing Base Certificate.”
(ii)The definition of “Change of Control” in Section 1.01 of the Existing Agreement is hereby amended by deleting the parenthetical at the end of clause (b).

(iii)The definition of “Defaulting Lender” in Section 1.01 of the Existing Agreement is hereby amended by amending and restating clause (d) thereof to read as follows:
“(d) has, or has a direct or indirect parent company that has, (i) become the subject of an insolvency proceeding or taken any action in furtherance thereof or (ii) become the subject of a Bail-In Action;”
(iv)The second sentence in the definition of “Eligible Accounts” in Section 1.01 of the Existing Agreement is hereby amended by deleting the “or” at the beginning of clause (n), adding “; or” immediately before the “.” and adding the following as a new clause (o) immediately before the “.”:
“(o) it is unbilled; provided that notwithstanding the foregoing, up to $12,000,000 in the aggregate at any time outstanding of unbilled Accounts will not be considered ineligible under this clause (o) so long as (i) such unbilled Accounts have a minimum account size of $200,000 each, (ii) the service period covered by the applicable invoice for such unbilled Accounts does not exceed 31 days and (iii) such unbilled Accounts are billed within 14 days of the end of the relevant service period covered by the applicable invoice”
(v)The definition of “Eurodollar Rate” in Section 1.01 of the Existing Agreement is hereby amended by adding “; provided, further, that to the extent any such rate determined pursuant to this definition is below zero, the Eurodollar Rate shall be deemed to be zero” immediately before the period at the end of such definition.
(vi)The definition of “Federal Funds Rate” in Section 1.01 of the Existing Agreement is hereby amended and restated in its entirety to read as follows:
““Federal Funds Rate” means, for any day, the rate calculated by the Federal Reserve Bank of New York based on such day’s federal funds transactions by depository institutions (as determined in such manner as the Federal Reserve Bank of New York shall set forth on its public website from time to time) and published on the next succeeding Business Day by the Federal Reserve Bank of New York as the effective federal funds rate; provided that (a) if such day is not a Business Day, the Federal Funds Rate for such day shall be such rate on such transactions on the next preceding Business Day as so published on the next succeeding Business Day, and (b) if no such rate is so published on such next succeeding Business Day, the Federal Funds Rate for such day shall be the average rate (rounded upward, if necessary, to a whole multiple of 1/100 of 1%) charged to Bank of America on such day on such transactions as determined by the Administrative Agent.”
(vii)The definition of “Loan Documents” in Section 1.01 of the Existing Agreement is hereby amended and restated in its entirety to read as follows:
““Loan Documents” means, collectively, (a) this Agreement, (b) the Notes, (c) the Guaranty, (d) the Collateral Documents, (e) the Fee Letter, (f) each agreement governing Secured Bank Product Obligations, (g) each Joinder Agreement, (h) Amendment No. 1, (i) Amendment No. 2, (j) Amendment No. 3, (k) the 2014 Intercreditor Agreement, (l) the First Lien Intercreditor Agreement, (m) Amendment No. 4, (n) the 2016 Intercreditor Agreement and (o) all other documents and agreements executed and delivered in connection with the Obligations hereunder.”

(viii)The definition of “Maturity Date” in Section 1.01 of the Existing Agreement is hereby amended and restated in its entirety to read as follows:
““Maturity Date” means June 10, 2021, as such date may be extended from time to time with respect to Extended Revolving Loans pursuant to Section 2.19; provided that if the Borrower has not, prior to May 2, 2019, purchased, redeemed, defeased or otherwise refinanced the First Lien Notes, such that no more than $10 million of the First Lien Notes remains outstanding, with cash on hand and/or proceeds of indebtedness, then the Maturity Date shall instead be May 2, 2019.”
(ix)The first paragraph in the definition of “Reserves” in Section 1.01 of the Existing Agreement is hereby amended and restated in its entirety to read as follows:
““Reserves” means the sum (without duplication) of (a) the Inventory Reserve; (b) the Rent and Charges Reserve; (c) reserves for accrued and unpaid Royalties, whether or not then due and payable; (d) the Bank Product Reserve; (e) to the extent that the Borrowing Base includes any Eligible Account and/or Eligible Inventory of a Canadian Guarantor, the Canadian Priority Payables Reserve; (f) the Dilution Reserve; (g) reserves for amounts owed by any Loan Party to any processor (including, without limitation, the Approved Processors); (h) the aggregate amount of liabilities secured by Liens upon Collateral included in the Borrowing Base that are senior to the Administrative Agent’s Liens (but imposition of any such reserve shall not waive an Event of Default arising therefrom); (i) the Canadian Existing Lien Reserve; (j) the Senior Notes Stub Reserve; and (k) such additional reserves, in such amounts and with respect to such matters, as the Administrative Agent in its Permitted Discretion may elect to impose from time to time.”
(x)The definition of “Revolving Commitment” in Section 1.01 of the Existing Agreement is hereby amended and restated in its entirety to read as follows:
““Revolving Commitment” means, with respect to each Lender, the commitment, if any, of such Lender to make Revolving Loans hereunder up to the amount set forth on Schedule 2.01, or in the Assignment and Assumption Agreement pursuant to which such Lender assumed its Revolving Commitment, as applicable, as the same may be (a) reduced from time to time pursuant to Section 2.07, (b) increased from time to time pursuant to Section 2.15 and (c) reduced or increased from time to time pursuant to assignments by or to such Lender pursuant to Section 11.06. The aggregate amount of the Lenders’ Revolving Commitments on the Amendment No. 4 Effective Date is $190,000,000.”
(c)Defaulting Lenders. Section 2.11(c) of the Existing Agreement is hereby amended by amending and restating the last sentence thereof in its entirety to read as follows:
“Subject to Section 11.23, no reallocation hereunder shall constitute a waiver or release of any claim of any party hereunder against a Defaulting Lender arising from that Lender having become a Defaulting Lender, including any claim of a non-Defaulting Lender as a result of such non-Defaulting Lender’s increased exposure following such reallocation.”
(d)Revolving Commitment Increase. Section 2.15(a) of the Existing Agreement is hereby amended and restated in its entirety to read as follows:
“(a)    Subject to the terms and conditions set forth herein, after the Closing Date, the Borrower shall have the right to request, by written notice to the Administrative Agent, an increase in the Revolving Commitments (a “Revolving Commitment Increase”) in an aggregate amount not to exceed $10,000,000; provided that (i) the Borrower shall only be permitted to request two (2) Revolving Commitment Increases during the term of this Agreement and (ii) any Revolving Commitment Increase shall be in a minimum amount of $5,000,000.”
(e)Revolving Commitment Increase Conditions. The second proviso to Section 2.15(b) of the Existing Agreement is hereby amended and restated in its entirety to read as follows:
“provided that the establishment of such Revolving Commitment Increase shall be subject to the satisfaction of each of the following conditions: (1) the conditions set forth in Section 4.02(a) and (b) shall be satisfied; (2) the Revolving Commitment Increase shall be effected pursuant to one or more joinder agreements executed and delivered by the Borrower, the Administrative Agent, and the Increase Loan Lenders, each of which shall be reasonably satisfactory to the Borrower, the Administrative Agent, and the Increase Loan Lenders; (3) the Loan Parties shall execute and deliver or cause to be executed and delivered to the Administrative Agent such amendments to the Loan Documents, customary legal opinions and other documents as the Administrative Agent may reasonably request in connection with any such transaction, which amendments, legal opinions and other documents shall be reasonably satisfactory to the Administrative Agent; (4) the Borrower shall have paid to the Administrative Agent and the Lenders such additional fees as may be agreed to be paid by the Borrower in connection therewith; (5) such Revolving Commitment Increase shall be permitted under (A) for so long as any First Lien Notes remain outstanding, the First Lien Notes Indenture and (B) for so long as any 2014 Second Lien Notes remain outstanding, the 2014 Second Lien Notes Indenture; (6) for so long as any 2016 Secured Notes remain outstanding, holders of more than 50% of the outstanding principal amount of the 2016 Secured Notes shall consent in writing to the establishment of such Revolving Commitment Increase; and (7) the definition of “Maximum Senior Priority Principal Amount” in the 2016 Intercreditor Agreement shall be amended to include an aggregate principal amount equal to the amount of such Revolving Commitment Increase”
(f)FATCA. Section 3.01 of the Existing Agreement is hereby amended by changing clauses (f) and (g) thereof to clauses (h) and (i), respectively, and adding the following as new clauses (f) and (g):
“(f)    Authorization to Share Documentation. Each Lender hereby authorizes the Administrative Agent to deliver to the Loan Parties and to any successor Administrative Agent any documentation provided by such Lender to the Administrative Agent pursuant to Section 3.01(e) of this Agreement.
(g)    FATCA Non-Grandfathered. For purposes of FATCA, from and after the Amendment No. 4 Effective Date, the Borrower and the Administrative Agent shall treat (and the Lenders hereby authorize the Administrative Agent to treat) this Agreement and any Loan made hereunder (including any Loan that has been already outstanding) as not qualifying as a “grandfathered obligation” within the meaning of Treasury Regulation Section 1.1471-2(b)(2)(i).”
(g)Financial Statements. Section 6.01(a) of the Existing Agreement is hereby amended by adding the following proviso before the “;”:
“; provided that the report and opinion of a Registered Public Accounting Firm delivered in connection with the financial statements of Holdings and its Subsidiaries as at the end of the 2016

fiscal year may be subject to a “going concern” or like qualification or exception as it relates to the maturity of the Senior Notes”
(h)Collateral Monitoring and Reporting. Section 6.20(e) of the Existing Agreement is hereby amended and restated in its entirety to read as follows:
“(e)    Administration of Deposit Accounts. Schedule 6.20 sets forth all Deposit Accounts (other than Excluded Deposit Accounts) maintained by the Loan Parties, including all Dominion Accounts, as of the Closing Date. Subject to Section 6.20(c), each Loan Party shall take all actions necessary to establish the Administrative Agent’s control (within the meaning of the UCC) over each such Deposit Account other than Excluded Deposit Accounts at all times. Each Loan Party shall be the sole account holder of each Deposit Account and shall not allow any other Person (other than (i) subject to the terms of the First Lien Intercreditor Agreement and the 2014 Intercreditor Agreement, the Administrative Agent, the trustee and/or collateral agent (as the case may be) for the First Lien Notes, the trustee and/or collateral agent (as the case may be) for the 2014 Second Lien Notes, and the applicable depositary bank, and (ii) on and after the date of issuance of the 2016 Secured Notes, subject to the terms of the First Lien Intercreditor Agreement, the 2014 Intercreditor Agreement and the 2016 Intercreditor Agreement (as applicable), the Administrative Agent, the trustee and/or collateral agent (as the case may be) for the First Lien Notes, the trustee and/or collateral agent (as the case may be) for the 2014 Second Lien Notes, the trustee and/or collateral agent (as the case may be) for the 2016 Secured Notes, and the applicable depositary bank) to have control over a Deposit Account or any deposits therein. The Borrower shall promptly notify the Administrative Agent of any opening or closing of a Deposit Account by any Loan Party (other than any Excluded Deposit Accounts), and no Loan Party shall open any Deposit Accounts (other than any Excluded Deposit Accounts) at a bank not reasonably acceptable to the Administrative Agent.”
(i)Liens.
(i)Section 7.01 of the Existing Agreement is hereby amended by deleting the word “and” after clause (o), adding “; and” immediately before the “.” in clause (p), and adding the following as a new clause (q) immediately before the “.”:
“(q)    Liens on Collateral securing Indebtedness and other obligations evidenced by the 2016 Secured Notes and the documents executed and delivered by the Loan Parties in connection therewith, so long as such Liens are subject to the 2014 Intercreditor Agreement, the First Lien Intercreditor Agreement and the 2016 Intercreditor Agreement.”
(ii)    Section 7.01(p) of the Existing Agreement is hereby amended and restated in its entirety to read as follows:
“(p)    Liens on Collateral securing Indebtedness and other obligations evidenced by the First Lien Notes and other Indebtedness permitted under Section 7.02(o) and Section 7.02(q) and the documents executed and delivered by the Loan Parties in connection therewith, so long as such Liens are subject to the First Lien Intercreditor Agreement.”

(j)Indebtedness.
(i)    Section 7.02(d)(ii) of the Existing Agreement is hereby amended and restated in its entirety to read as follows:
`(ii) the amount of such Indebtedness is not increased at the time of such refinancing, refunding, renewal or extension except by an amount equal to any premiums required to be paid, and fees and expenses reasonably incurred, in connection with such refinancing and by an amount equal to any existing commitments unutilized thereunder and any accrued and unpaid interest thereon,”
(ii)    Section 7.02(j) of the Existing Agreement is hereby amended by deleting clause (E) contained in the proviso thereof in its entirety and substituting therefor the new phrase “(E) [reserved]”.
(iii)    Section 7.02(k) of the Existing Agreement is hereby amended and restated in its entirety to read as follows:
“(k) Indebtedness evidenced by (i) the Senior Notes, (ii) the 2016 Unsecured Notes issued in exchange for all or any portion of the Senior Notes and (iii) the 2016 Secured Notes;”
(iv)    Section 7.02(m) of the Existing Agreement is hereby amended and restated in its entirety to read as follows:
“(m)    any refinancings, refundings, replacements or exchanges of the Senior Notes in whole or in part following the Amendment No. 4 Effective Date; provided that (i) no Default exists immediately prior to (except to the extent such Default would be cured by), or would result from, any such refinancing, refunding, replacement or exchange on a Pro Forma Basis, (ii) the amount of such Indebtedness is not increased at the time of such refinancing, refunding, replacement or exchange except by an amount equal to fees and expenses reasonably incurred in connection with such refinancing, refunding, replacement or exchange and any accrued and unpaid interest thereon, (iii) the direct or any contingent obligor with respect thereto is not changed as a result of or in connection with such refinancing, refunding, replacement or exchange, (iv) such Indebtedness is unsecured, (v) no portion of such Indebtedness is scheduled to be paid (either at maturity or as amortization or as a mandatory prepayment) prior to 91 days after the Maturity Date of any Revolving Loan hereunder and (vi) the material terms and conditions of such Indebtedness are consistent with, or, taken as a whole, no less favorable in any material respect to the Borrower than, the terms of the Senior Notes Indenture;”
(v)    Section 7.02 of the Existing Agreement is hereby amended by deleting the word “and” after clause (o), adding “; and” immediately before the “.” in clause (p), and adding the following as a new clause (q) immediately before the “.”:
“(q)    any refinancings, refundings, replacements or exchanges of the First Lien Notes in whole or in part following the Amendment No. 4 Effective Date; provided that (i) no Default exists immediately prior to (except to the extent such Default would be cured by), or would result from, any such refinancing, refunding, replacement or exchange on a Pro Forma Basis, (ii) the amount of such Indebtedness is not increased at the time of such refinancing, refunding, replacement or exchange except by an amount equal to any premiums required to be paid, and fees and expenses reasonably incurred, in connection with such refinancing, refunding, replacement or exchange and any accrued and unpaid interest thereon, (iii) the direct or any contingent obligor with respect thereto is not changed as a result of or in connection with such refinancing, refunding, replacement or exchange, (iv) such Indebtedness is in compliance with the terms and conditions of the First Lien Intercreditor Agreement, (v) no portion of such Indebtedness is scheduled to be paid (either at maturity or as amortization or as a mandatory prepayment) prior to 91 days after the Maturity Date of any Revolving Loan hereunder and (vi) the material terms and conditions of such Indebtedness are consistent with, or, taken as a whole, no less favorable in any material respect to the Borrower than, the terms of the First Lien Notes Indenture”
(k)Transactions with Affiliates. Section 7.08 of the Existing Agreement is hereby amended and restated in its entirety to read as follows:
“Enter into any transaction of any kind with any Affiliate of the Borrower, whether or not in the ordinary course of business, other than on fair and reasonable terms substantially as favorable to the Borrower or such Subsidiary as would be obtainable by the Borrower or such Subsidiary at the time in a comparable arm’s length transaction with a Person other than an Affiliate; provided that the foregoing restriction shall not apply to (i) transactions between or among the Loan Parties (other than Holdings) and (ii) transactions contemplated by that certain offering memorandum, dated May 10, 2016, delivered in connection with the 2016 Unsecured Notes.”
(l)Burdensome Agreements. Section 7.09 of the Existing Agreement is hereby amended and restated in its entirety to read as follows:
“Enter into or permit to exist any Contractual Obligation (other than this Agreement or any other Loan Document) that limits the ability (i) of any Subsidiary to make Restricted Payments to the Borrower or any Guarantor or to otherwise transfer property to or invest in the Borrower or any Guarantor, except for any agreement in effect (A) on the Closing Date and set forth on Schedule 7.09 (including the Term Documents, the Senior Notes Indenture, the Senior Exchangeable Notes Indenture and the Second Lien Notes Documents), (B) at the time any Subsidiary becomes a Subsidiary of the Borrower, so long as such agreement was not entered into solely in contemplation of such Person becoming a Subsidiary of the Borrower, (C) on the effective date of any refinancing, refunding, replacement or exchange of the Senior Notes pursuant to Section 7.02(m) and contained in the indentures or other documents that evidence, or that are executed and delivered by the Loan Parties in connection with, such refinancing, refunding, replacement or exchange, (D) on the date of issuance of the 2014 Notes and contained in the indentures or other documents that evidence, or that are executed and delivered by the Loan Parties in connection with, the 2014 Notes, (E) on the date of issuance of the 2016 Notes and contained in the indentures, note purchase agreements or other documents that evidence, or that are executed and delivered by the Loan Parties in connection with, the 2016 Notes or (F) on the effective date of any refinancing, refunding, replacement or exchange of the First Lien Notes pursuant to Section 7.02(q) and contained in the indentures or other documents that evidence, or that are executed and delivered by the Loan Parties in connection with, such refinancing, refunding, replacement or exchange, (ii) of any Subsidiary to Guarantee the Indebtedness of the Borrower or (iii) of the Borrower or any Subsidiary to create, incur, assume or suffer to exist Liens on property of such Person, except for (A) any agreement in effect on the Closing Date and set forth on Schedule 7.09 (including the Term Documents, the Term Intercreditor Agreement, the Intercreditor Agreement, the Senior Notes Indenture, the Senior Exchangeable Notes Indenture and the Second Lien Notes Documents) or (B) the First Lien Intercreditor Agreement,

the 2014 Intercreditor Agreement, the 2016 Intercreditor Agreement and the indentures, note purchase agreements or other documents that evidence, or that are executed and delivered by the Loan Parties in connection with, the 2014 Notes and the 2016 Notes; provided, however, that this clause (iii) shall not prohibit any negative pledge incurred or provided in favor of any holder of Indebtedness permitted under (x) Section 7.02(f) solely to the extent any such negative pledge relates to the property financed by or the subject of such Indebtedness or (y) Sections 7.02(d), (i), (j), (k), (m), (n) and (q) so long as such negative pledge does not limit the ability of the Borrower or any Subsidiary to create, incur, assume or suffer to exist Liens on property of such Person to secure the Obligations.”
(m)Prepayments, Etc. of Indebtedness.
(i)    Section 7.15(b) of the Existing Agreement is hereby amended and restated in its entirety to read as follows:
“(b)    regularly scheduled or required repayments, purchases or redemptions of Indebtedness set forth in Schedule 7.02 (except any such repayment, purchase or redemption subject to Section 7.15(d) below) and refinancings, refundings, replacements and exchanges of such Indebtedness and any Senior Notes or First Lien Notes in compliance with Section 7.02(d), Section 7.02(m) or Section 7.02(q), as applicable;”
(ii)    Section 7.15(d) of the Existing Agreement is hereby amended and restated in its entirety to read as follows:
“(d)    the prepayment, purchase, redemption, defeasance or satisfaction of any Indebtedness (including, without limitation, the 2014 Notes, the Senior Notes and the 2016 Notes) so long as the Prepayment Conditions are satisfied on a Pro Forma Basis immediately after giving effect to such prepayment, purchase, redemption, defeasance or satisfaction;
(iii)    Section 7.15 of the Existing Agreement is hereby amended by deleting the “and” after clause (h) thereof, replacing the “.” at the end of clause (i) thereof with a “;” and adding the following as new clauses (j) and (k):
“(j)    notwithstanding any other provision contained in this Section 7.15 or elsewhere in this Agreement to the contrary, the prepayment, redemption, purchase, defeasance or exchange of all or any portion of the Senior Notes for the 2016 Unsecured Notes, in each case, with (for the avoidance of doubt) such prepaid, redeemed, purchased, defeased or exchanged Senior Notes being permanently retired; and
(k)    prepayments, redemptions, defeasances or satisfactions of Indebtedness made with net proceeds from Dispositions applied in accordance with Section 4.07 of the First Lien Notes Indenture and permitted under Section 7.05(h).”
(n)Events of Default. Section 8.01 of the Existing Agreement is hereby amended by (i) replacing the “.” at the end of clause (o) with “; or” and (ii) adding the following as a new clause (p) at the end thereof:
“(p)    At any time following the issuance of the 2016 Secured Notes and the execution and delivery of the 2016 Intercreditor Agreement by the parties thereto, (i) the 2016 Intercreditor Agreement shall, in whole or in part, terminate, cease to be effective or cease to be legally valid, binding and enforceable against any holder of the 2016 Secured Notes, in each case except pursuant to the express terms thereof; (ii) all or any material portion of the Obligations cease to constitute “Senior Priority Obligations” (or any comparable defined term) under the 2016 Intercreditor Agreement; (iii) the Borrower or any other Loan Party shall, directly or indirectly, disavow or contest in any manner (A) the effectiveness, validity or enforceability of the 2016 Intercreditor Agreement, (B) that the 2016 Intercreditor Agreement exists for the benefit of the Administrative Agent, the Lenders and the Issuing Bank or (C) limitations set forth in the 2016 Intercreditor Agreement upon application of proceeds from any source to payment of principal of, or premium or interest on, the 2016 Secured Notes; or (iv) any holders of the 2016 Secured Notes shall, directly or indirectly, disavow or contest in any manner the effectiveness, validity or enforceability of any material term of the 2016 Intercreditor Agreement.”
(o)Appointment and Authority. Section 9.01(b) of the Existing Agreement is hereby amended and restated in its entirety to read as follows:
“(b)    Each of the Lenders (including in its capacity as a Secured Bank Product Provider) hereby further authorizes the Administrative Agent to enter into the 2016 Intercreditor Agreement, the First Lien Intercreditor Agreement and the 2014 Intercreditor Agreement, and any respective amendments thereto on behalf of such Lender. Without limiting the generality of the foregoing, each of the Lenders hereby authorizes and directs the Administrative Agent to bind each Lender to the actions required by such Lender under the terms of the 2016 Intercreditor Agreement, the First Lien Intercreditor Agreement and the 2014 Intercreditor Agreement and any respective amendments thereto.”
(p)Collateral and Guaranty Matters. Section 9.10(d) of the Existing Agreement is hereby amended and restated in its entirety to read as follows:
“(d)    to enter into the 2016 Intercreditor Agreement, the 2014 Intercreditor Agreement and the First Lien Intercreditor Agreement and any respective amendments thereto.”
(q)Bail-In of EEA Financial Institutions. Article XI of the Existing Agreement is hereby amended by adding the following new Section 11.23 thereto:
“Section 11.23. Acknowledgement and Consent to Bail-In of EEA Financial Institutions.
Notwithstanding anything to the contrary in any Loan Document or in any other agreement, arrangement or understanding among any such parties, each party hereto acknowledges that any liability of any EEA Financial Institution arising under any Loan Document, to the extent such liability is unsecured, may be subject to the Write-Down and Conversion Powers of an EEA Resolution Authority and agrees and consents to, and acknowledges and agrees to be bound by:
(a)    the application of any Write-Down and Conversion Powers by an EEA Resolution Authority to any such liabilities arising hereunder which may be payable to it by any party hereto that is an EEA Financial Institution; and
(b)    the effects of any Bail-in Action on any such liability, including, if applicable:
(i)    a reduction in full or in part or cancellation of any such liability;

(ii)    a conversion of all, or a portion of, such liability into shares or other instruments of ownership in such EEA Financial Institution, its parent entity, or a bridge institution that may be issued to it or otherwise conferred on it, and that such shares or other instruments of ownership will be accepted by it in lieu of any rights with respect to any such liability under this Agreement or any other Loan Document; or
(iii)    the variation of the terms of such liability in connection with the exercise of the Write-Down and Conversion Powers of any EEA Resolution Authority.”
(r)Subject to Intercreditor Agreements. Section 11.22 of the Existing Agreement is hereby amended and restated in its entirety to read as follows:
“Notwithstanding anything herein to the contrary, (i) the liens and security interests granted to the Secured Parties pursuant to the Collateral Documents are expressly subject to the 2016 Intercreditor Agreement, the First Lien Intercreditor Agreement and the 2014 Intercreditor Agreement and (ii) the exercise of any right or remedy by the Administrative Agent hereunder or under the 2016 Intercreditor Agreement, the First Lien Intercreditor Agreement or the 2014 Intercreditor Agreement is subject to the limitations and provisions of the 2016 Intercreditor Agreement, the First Lien Intercreditor Agreement and the 2014 Intercreditor Agreement. In the event of any conflict between the terms of the 2016 Intercreditor Agreement, the First Lien Intercreditor Agreement or the 2014 Intercreditor Agreement and the terms of this Agreement, the terms of the 2016 Intercreditor Agreement, the First Lien Intercreditor Agreement or the 2014 Intercreditor Agreement (as applicable) shall govern. Except as otherwise expressly set forth in the 2016 Intercreditor Agreement, the First Lien Intercreditor Agreement or the 2014 Intercreditor Agreement, in the event of any conflict between the terms of the 2016 Intercreditor Agreement and the terms of the First Lien Intercreditor Agreement or the 2014 Intercreditor Agreement, the First Lien Intercreditor Agreement or the 2014 Intercreditor Agreement (as applicable) shall govern.”
(s)Schedule 2.01 – Revolving Commitments and Applicable Percentages. Schedule 2.01 to the Existing Agreement is hereby amended and replaced in its entirety with the schedule attached to this Amendment as Exhibit A.
Section 3.Representations Correct. By its execution of this Amendment, each Loan Party hereby certifies that:
(a)    This Amendment has been duly authorized by all necessary corporate or other organizational action and has been duly executed and delivered by each Loan Party and constitutes a legal, valid and binding obligation of each Loan Party, enforceable against such Loan Party in accordance with its terms, except to the extent that the enforceability thereof may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws generally affecting creditors’ rights and by equitable principles (regardless of whether enforcement is sought in equity or at law);
(b)    Neither the execution, delivery or performance by any Loan Party of this Amendment (i) will contravene any provision of any law, statute, rule or regulation or any order, writ, injunction or decree of any court or governmental instrumentality, (ii) will conflict with or result in any breach of any of the terms, covenants, conditions or provisions of, or constitute a default under, or result in the creation or imposition of (or the obligation to create or impose) any Lien (except pursuant to the Collateral

Documents) upon any of the property or assets of any Loan Party or any of its respective Subsidiaries pursuant to the terms of, any indenture, mortgage, deed of trust, credit agreement or loan agreement, or any other material agreement, contract or instrument, in each case to which any Loan Party or any of its Subsidiaries is a party or by which it or any of its property or assets is bound or to which it may be subject (except, in the case of preceding clauses (i) and (ii), any contravention, breach, default and/or conflict, that would not reasonably be expected, either individually or in the aggregate, to have a Material Adverse Effect) or (iii) will violate any provision of the certificate or articles of incorporation, certificate of formation, limited liability company agreement or by-laws (or equivalent organizational documents), as applicable, of any Loan Party or any of its respective Subsidiaries; and
(c)    Except to the extent the failure to obtain or make the same would not reasonably be expected to have a Material Adverse Effect, no order, consent, approval, license, authorization or validation of, or filing, recording or registration with (except for (x) those that have otherwise been obtained or made on or prior to the Amendment No. 4 Effective Date and which remain in full force and effect on the Amendment No. 4 Effective Date and (y) filings which are necessary to perfect the security interests created under the Collateral Documents), or exemption by, any governmental or public body or authority, or any subdivision thereof, is required to be obtained or made by, or on behalf of, any Loan Party to authorize, or is required to be obtained or made by, or on behalf of, any Loan Party in connection with, the execution, delivery and performance of this Amendment.
Section 4.Effectiveness. This Amendment shall become effective as of the date hereof (the “Amendment No. 4 Effective Date”), subject to the satisfaction or waiver of the following conditions:
(a)    Counterparts of this Amendment shall have been executed and delivered by the Borrower, the other Loan Parties, the Issuing Bank and the Lenders, and the Administrative Agent shall have executed and delivered an acknowledgement counterpart of this Amendment;
(b)    The Administrative Agent’s receipt of a duly executed certificate of an appropriate officer of each Loan Party, certifying (i) that the copies of each Loan Party’s certificate or articles of incorporation, certificate of formation, limited liability company agreement or by-laws (or equivalent organizational documents), as applicable, (x) as certified and delivered to the Administrative Agent on the date that such Loan Party became a Loan Party, remain in full force and effect as of the Amendment No. 4 Effective Date without modification or amendment since such original delivery or (y) as certified as of a recent date by the appropriate Governmental Authority of the jurisdiction of such Loan Party’s organization or formation (or, in the case of the limited liability company agreement or by-laws (or equivalent organizational documents) of such Loan Party, as certified by such appropriate officer) and attached to such officer’s certificate, are true, correct and complete and in full force and effect as of the Amendment No. 4 Effective Date, (ii) that the copies of each Loan Party’s resolutions approving and adopting this Amendment, the transactions contemplated herein, and authorizing the execution and delivery thereof, as attached to such officer’s certificate, are true, correct and complete copies and in full force and effect as of the Amendment No. 4 Effective Date and (iii) as to incumbency certificates identifying the officers of each Loan Party that are authorized to execute this Amendment and to act on such Loan Party’s behalf in connection with this Amendment and the other Loan Documents;

(c)    The Administrative Agent shall have received certificates of good standing or the equivalent (if any) for each Loan Party from such Loan Party’s jurisdiction of organization or formation, in each case certified as of a recent date by the appropriate Governmental Authority;

(d)    The Administrative Agent shall have received from Hughes Hubbard & Reed LLP, special counsel to the Loan Parties, an opinion addressed to the Administrative Agent and each of the

Lenders and dated the Amendment No. 4 Effective Date with respect to such matters as the Administrative Agent may reasonably request in form and substance reasonably satisfactory to the Administrative Agent;

(e)    The Administrative Agent shall have received from Ian R. Scheinmann, Esq., Senior Vice President, Legal Affairs of Holdings, an opinion addressed to the Administrative Agent and each of the Lenders and dated the Amendment No. 4 Effective Date with respect to such matters as the Administrative Agent may reasonably request in form and substance reasonably satisfactory to the Administrative Agent;
(f)    The Administrative Agent shall have received from Davis Graham & Stubbs LLP, special Colorado counsel to the Loan Parties, an opinion addressed to the Administrative Agent and each of the Lenders and dated the Amendment No. 4 Effective Date with respect to such matters as the Administrative Agent may reasonably request in form and substance reasonably satisfactory to the Administrative Agent;
(g)    The Administrative Agent shall have received from DLA Piper LLP, special Georgia, Maryland, Massachusetts and Virginia counsel to the Loan Parties, an opinion addressed to the Administrative Agent and each of the Lenders and dated the Amendment No. 4 Effective Date with respect to such matters as the Administrative Agent may reasonably request in form and substance reasonably satisfactory to the Administrative Agent;
(h)    The Administrative Agent shall have received from Bose McKinney & Evans LLP, special Indiana counsel to the Loan Parties, an opinion addressed to the Administrative Agent and each of the Lenders and dated the Amendment No. 4 Effective Date with respect to such matters as the Administrative Agent may reasonably request in form and substance reasonably satisfactory to the Administrative Agent;
(i)     (A)(i) the representations and warranties set forth in Article V of the Credit Agreement and in each other Loan Document shall be true and correct in all material respects on and as of the Amendment No. 4 Effective Date, both before and after giving effect to this Amendment, with the same effect as though made on and as of the Amendment No. 4 Effective Date, except to the extent such representations and warranties expressly relate to an earlier date, in which case they shall be true and correct in all material respects as of such earlier date, (ii) the representations and warranties in Section 3 of this Amendment shall be true and correct in all material respects as of the Amendment No. 4 Effective Date and (iii) no Default shall exist as of the date hereof and after giving effect to this Amendment, and (B) the Administrative Agent shall have received a certificate of an appropriate officer of the Borrower certifying that, after giving effect to this Amendment, the conditions set forth in the foregoing clause (A) have been satisfied;
(j)    The Administrative Agent shall have received, for the account of each Lender that executes and delivers to the Administrative Agent a counterpart of this Amendment (each, a “Consenting Lender”), the extension fee specified in that certain fee letter, dated as of the date hereof, between the Administrative Agent and the Borrower;
(k)    All reasonable out-of-pocket costs and expenses of the Administrative Agent, including all reasonable invoiced fees and expenses of one primary counsel to the Administrative Agent, to the extent invoiced at least two (2) Business Day prior to the date hereof, shall have been paid or reimbursed, on or prior to the Amendment No. 4 Effective Date;

(l)    On or prior to the Amendment No. 4 Effective Date, the conditions to consummate the exchange of its outstanding 11.50% Senior Notes due 2017 for (1) the Borrower’s 6.00% Senior Notes due 2024 and (2) warrants to purchase the applicable number of shares of common stock, par value $0.01 per share of Holdings, all as further described in that certain offering memorandum, dated May 10, 2016, shall have been satisfied or waived such that this Amendment can become effective simultaneously with such exchange;
(m)    Concurrently with the Amendment No. 4 Effective Date, the Borrower shall have issued the 2016 Secured Notes in an aggregate principal amount equal to $50,000,000, the net proceeds of which shall be used to repay outstanding Revolving Loans substantially concurrently with the Amendment No. 4 Effective Date;
(n)    The Administrative Agent shall have received a completed “Life-of-Loan” Federal Emergency Management Agency Standard Flood Hazard Determination with respect to the Mortgaged Property (together with a notice about special flood hazard area status and flood disaster assistance duly executed by the Borrower and the applicable Loan Party relating thereto) and, if any such Mortgaged Property is located in a special flood hazard area, evidence of flood insurance pursuant to Section 6.07 of the Credit Agreement; and
(o)    The Administrative Agent shall have received each of the following, each of which shall be originals or facsimiles (followed promptly by originals) unless otherwise specified, each properly executed by a Responsible Officer of the signing Loan Party and by the other parties thereto, each dated the Amendment No. 4 Effective Date and each in form and substance satisfactory to the Administrative Agent and each of the Lenders:

(i)	the 2016 Intercreditor Agreement;

(ii)
an amendment to the 2014 Intercreditor Agreement to appropriately include the 2016 Secured Note Purchase Agreement as a Senior Priority Document (as defined in the 2014 Intercreditor Agreement) thereunder (including related conforming modifications) and the corresponding Grantors’ Acknowledgement and Agreement; and

(iii)
an amendment to the First Lien Intercreditor Agreement to appropriately include the 2016 Secured Note Purchase Agreement as a Revolving Credit Document (as defined in the First Lien Intercreditor Agreement) thereunder (including related conforming modifications) and the corresponding Grantors’ Acknowledgement and Agreement.

Section 5.Fees Generally. All fees payable hereunder shall be in all respects fully earned, due and payable on the Amendment No. 4 Effective Date and non-refundable and non-creditable thereafter.
Section 6.Acknowledgments. Each Loan Party hereby expressly acknowledges the terms of this Amendment and reaffirms, as of the date hereof, (i) the covenants and agreements contained in each Loan Document to which it is a party, including, in each case, such covenants and agreements as in effect immediately after giving effect to this Amendment and the transactions contemplated hereby, (ii) in the case of each Guarantor, its guarantee of the Obligations under the Loan Documents and (iii) its grant of Liens on the Collateral to secure the Obligations pursuant to the Collateral Documents.

Section 7.    Amendment, Modification and Waiver. This Amendment may not be amended, modified or waived except in accordance with Section 11.01 of the Credit Agreement.
Section 8.    Liens Unimpaired. After giving effect to this Amendment, neither the modification of the Existing Agreement effected pursuant to this Amendment nor the execution, delivery, performance or effectiveness of this Amendment:
(a)    impairs the validity, effectiveness or priority of the Liens granted pursuant to any Loan Document, and such Liens continue unimpaired with the same priority to secure repayment of all Obligations, whether heretofore or hereafter incurred; or
(b)     requires that any new filings be made or other action taken to perfect or to maintain the perfection of such Liens.
Section 9.    FATCA. For purposes of FATCA, from and after the Amendment No. 4 Effective Date, the Borrower and the Administrative Agent shall treat (and the Lenders hereby authorize the Administrative Agent to treat) the Credit Agreement and any Loan made thereunder (including any Loan that has been already outstanding) as not qualifying as a “grandfathered obligation” within the meaning of Treasury Regulation Section 1.1471-2(b)(2)(i).
Section 10.    Entire Agreement. This Amendment, the Credit Agreement and the other Loan Documents constitute the entire agreement among the parties hereto with respect to the subject matter hereof and thereof and supersede all other prior agreements and understandings, both written and verbal, among the parties hereto with respect to the subject matter hereof. Except as expressly set forth herein, this Amendment shall not by implication or otherwise limit, impair, constitute a waiver of, or otherwise affect the rights and remedies of any party under, the Existing Agreement, nor alter, modify, amend or in any way affect any of the terms, conditions, obligations, covenants or agreements contained in the Existing Agreement, all of which are ratified and affirmed in all respects and shall continue in full force and effect.
Section 11.    GOVERNING LAW. THIS AMENDMENT AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES HEREUNDER SHALL BE GOVERNED BY, CONSTRUED AND INTERPRETED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK. SECTIONS 11.14 AND 11.15 OF THE CREDIT AGREEMENT ARE HEREBY INCORPORATED BY REFERENCE INTO THIS AMENDMENT AND SHALL APPLY HERETO.
Section 12.    Severability. If any provision of this Amendment is held to be illegal, invalid or unenforceable, the legality, validity and enforceability of the remaining provisions of this Amendment shall not be affected or impaired thereby. The invalidity of a provision in a particular jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.
Section 13.    Counterparts. This Amendment may be signed in any number of counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument. Delivery by facsimile or other electronic means of an executed counterpart of a signature page to this Amendment shall be effective as delivery of an original executed counterpart of this Amendment.
Section 14.    Headings. The headings of this Amendment are for purposes of reference only and shall not limit or otherwise affect the meaning hereof.

Section 15.    Reallocation. Each of the parties hereto agrees that on the Amendment No. 4 Effective Date, the Revolving Commitments of GE Asset Based Master Note, LLC, TD Bank, N.A., Webster Business Credit Corporation, Amalgamated Bank and MIHI LLC (the “Assigning Lenders”) shall be deemed assigned to the Lenders party to this Amendment and such Revolving Commitments, together with the Assigning Lenders’ outstanding Revolving Loans and all participations in Letters of Credit and Swingline Loans, shall be reallocated pro rata among the Lenders as set forth on Exhibit A to this Amendment.
Section 16.    Roles. It is agreed that: (i) each of Bank of America, N.A., Wells Fargo Bank, National Association and JPMorgan Chase Bank, N.A. will act as joint lead arrangers and joint lead bookrunners for this Amendment; (ii) each of Wells Fargo Bank, National Association and JPMorgan Chase Bank, N.A. will act as co-syndication agents for this Amendment; and (iii) PNC Bank, National Association will act as documentation agent for this Amendment.
Section 17.    Release of Mortgage on the Mortgaged Property in Williamsburg, PA. By its execution of this Amendment, the Required Lenders hereby approve the release of the Mortgage on the Mortgaged Property owned by Envelope Product Group, LLC and located at Route 866, Williamsburg, PA 16693 notwithstanding the agreement that: (i) the Revolving Credit Collateral (as defined in the First Lien Intercreditor Agreement) and the Fixed Asset Collateral (as defined in the First Lien Intercreditor Agreement) be identical pursuant to the terms of the First Lien Intercreditor Agreement (as in effect prior to the Amendment No. 4 Effective Date), and (ii) the Revolving Credit Collateral (as defined in the 2014 Intercreditor Agreement), the Senior Priority Fixed Asset Collateral (as defined in the 2014 Intercreditor Agreement) and the Junior Priority Collateral (as defined in the 2014 Intercreditor Agreement) be identical pursuant to the terms of the 2014 Intercreditor Agreement (as in effect prior to the Amendment No. 4 Effective Date).
[Remainder of Page Intentionally Left Blank]

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be duly executed by their respective authorized officers as of the day and year first above written.
CENVEO CORPORATION, a Delaware corporation

By:	/s/ Scott J. Goodwin Name: Scott J. Goodwin Title: Chief Financial Officer
CENVEO, INC., a Colorado corporation

By:	/s/ Scott J. Goodwin Name: Scott J. Goodwin Title: Chief Financial Officer

Signature Page to Amendment No. 4

CNMW INVESTMENTS, INC., a Delaware corporation
CENVEO SERVICES, LLC, a Colorado limited liability company
DISCOUNT LABELS, LLC, an Indiana limited liability company
CENVEO OMEMEE LLC, a Delaware limited liability company
COLORHOUSE CHINA, INC., a Colorado corporation
RX JV HOLDING, INC., a Delaware corporation
CRX JV, LLC, a Delaware limited liability company
CRX HOLDING, INC., a Delaware corporation
RX TECHNOLOGY CORP., a Delaware corporation
CADMUS PRINTING GROUP, INC., a Virginia corporation
CADMUS FINANCIAL DISTRIBUTION, INC., a Virginia corporation
GARAMOND/PRIDEMARK PRESS, INC., a Maryland corporation
CADMUS JOURNAL SERVICES, INC., a Virginia corporation
CADMUS DELAWARE, INC., a Delaware corporation
CADMUS UK, INC., a Virginia corporation
EXPERT GRAPHICS, INC., a Virginia corporation
CADMUS MARKETING GROUP, INC., a Virginia corporation
CADMUS MARKETING, INC., a Virginia corporation
CADMUS/O’KEEFE MARKETING, INC., a Virginia corporation
OLD TSI, INC., a Georgia corporation
PORT CITY PRESS, INC., a Maryland corporation
By:        /s/ Scott J. Goodwin
Name:     Scott J. Goodwin
Title:     Chief Financial Officer

Signature Page to Amendment No. 4

CADMUS INTERNATIONAL HOLDINGS, INC., a Virginia corporation
CDMS MANAGEMENT, LLC, a Delaware limited liability company
MADISON/GRAHAM COLORGRAPHICS, INC., a California corporation
VSUB HOLDING COMPANY, a Virginia corporation
VAUGHAN PRINTERS INCORPORATED, a Florida corporation
MADISON/GRAHAM COLORGRAPHICS INTERSTATE SERVICES, INC., a California corporation
COMMERCIAL ENVELOPE MANUFACTURING CO. INC., a New York corporation
CENVEO CEM, INC., a Delaware corporation
CENVEO CEM, LLC, a Delaware limited liability company
LIGHTNING LABELS, LLC, a Delaware limited liability company
NASHUA CORPORATION, a Massachusetts corporation
NASHUA INTERNATIONAL, INC., a Delaware corporation
ENVELOPE PRODUCT GROUP, LLC, a Delaware limited liability company

By:        /s/ Scott J. Goodwin
Name:     Scott J. Goodwin
Title:     Chief Financial Officer

Signature Page to Amendment No. 4

BANK OF AMERICA, N.A., as a Lender and Swingline Lender
By:        /s/ Robert Q. Mahoney
Name:     Robert Q. Mahoney
Title:         Sr. Vice President

Signature Page to Amendment No. 4

BANK OF AMERICA, N.A., as an Issuing Bank
By:        /s/ Robert Q. Mahoney
Name:     Robert Q. Mahoney
Title:         Sr. Vice President

Signature Page to Amendment No. 4

WELLS FARGO BANK N.A, as a Lender

By:	/s/ Mark Bradford Name: Mark Bradford Title: Vice President

Signature Page to Amendment No. 4

JPMorgan Chase Bank, N.A, as a Lender
By:    /s/ Donna DiForio     Name:    Donna DiForio
Title:    Authorized Officer

Signature Page to Amendment No. 4

PNC BANK, NATIONAL ASSOCIATION, as a Lender

By:	/s/ Maggie Smith Name: Maggie Smith
Title:    Banking Officer

Signature Page to Amendment No. 4

BARCLAYS BANK PLC, as a Lender

By:	/s/ Marguerite Sutton Name: Marguerite Sutton
Title:    Vice President

Signature Page to Amendment No. 4

ACKNOWLEDGED:
BANK OF AMERICA, N.A., as Administrative Agent
By:    /s/ Robert Q. Mahoney
Name:     Robert Q. Mahoney
Title:    Sr. Vice President

Signature Page to Amendment No. 4

EXHIBIT A
TO AMENDMENT

SCHEDULE 2.01

Revolving Commitments and Applicable Percentages

Name of Lender	Revolving Commitment	Applicable Percentages
BANK OF AMERICA, N.A.	$50,000,000	0.263157895%
WELLS FARGO BANK, NATIONAL ASSOCIATION	$42,500,000	0.223684211%
JPMORGAN CHASE BANK, N.A.	$42,500,000	0.223684211%
PNC BANK, NATIONAL ASSOCIATION	$35,000,000	0.184210526%
BARCLAYS BANK PLC	$20,000,000	0.105263158%
Total	$190,000,000	100.000000000%

Exhibit A-1